Exhibit 11 Computation of Per Share Earnings Milacron Inc. and Subsidiaries (Unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept 30,

(In thousands, except per share amounts)	2002	2001	2002	2001

Loss from continuing operations	$(4,522)	$(10,460)	$(19,437)	$(8,075)
Earnings (loss) from discontinued operations	18,981	(7,903)	(10,299)	(5,689)

Net earnings (loss)	14,459	(18,363)	(29,736)	(13,764)
Less preferred dividends	(60)	(60)	(180)	(180)

Net earnings (loss) available to common shareholders	$14,399	$(18,423)	$(29,916)	$(13,944)

Basic earnings (loss) per share:
Weighted-average common shares outstanding	33,508	33,200	33,464	33,203

Per share amount:
Continuing operations	$(.14)	$(.31)	$(.59)	$(.25)
Discontinued operations	.57	(.24)	(.30)	(.17)

Net earnings (loss)	$.43	$(.55)	$(.89)	$(.42)

Diluted earnings (loss) per share:
Weighted-average common share outstanding (a)	33,508	33,200	33,464	33,203

Per share amount:
Continuing operations	$(.14)	$(.31)	$(.59)	$(.25)
Discontinued operations	.57	(.24)	(.30)	(.17)

Net earnings (loss)	$.43	$(.55)	$(.89)	$(.42)

Note:	This computation is required by Regulation S-K, Item 601, and is filed as an exhibit under Item 6 of Form 10-Q.

(a)	Potentially dilutive stock options and restricted shares are excluded because their inclusion would result in a smaller loss per common share.

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